Exhibit 99.1

I.	Purpose

The purpose of Unified’s Officer Annual Incentive Plan (or the “Plan”) is to encourage creation of shareholder value and the achievement of strategic corporate objectives by attracting, retaining, and motivating executives critical to the Company’s long-term growth and profitability. The Plan is a performance-based cash bonus program that links monetary awards with the achievement of Company performance.

II.	Plan Year

The Plan year is defined as the Company’s fiscal year or the period of time over which performance is measured for purposes of determining the extent to which awards are earned.

III.	Eligibility and Participation

a.	Officers in the following positions, President and Chief Executive Officer (CEO), Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents appointed by the Board who are hired, transferred, or promoted to an eligible position before June 1 during the Company’s fiscal year are generally eligible to participate in the Plan for the fiscal year in progress, except as otherwise specified in this Plan.

b.

Since Plan awards are generally determined on a Plan-year-basis, officers who are eligible to participate after the start of the Plan year, but prior to June 1, will be eligible to receive a prorated award based on the date the officer became eligible and the period of time remaining until the end of the Plan year. Additionally, awards for officers moved into positions eligible for larger or smaller target awards will be eligible to receive a prorated award based on time spent in each position during the Plan year.

IV.	Target Achievement Award

Each participant is assigned a target achievement award opportunity expressed as a percentage of annual base salary. Target awards are earned when budget levels of the Company’s EBITDAP, Sales and Expense Ratio are achieved.

Position	Target Achievement Award
President and CEO	100%
Executive Vice President	50%
Senior Vice President	30%
Vice President	25%

V.	Performance Measures and Award Ranges

Company Performance Measures

The actual pre-bonus EBITDAP (Earnings before interest, taxes, depreciation, amortization, and patronage dividends) must be at least 80% of the budget as measured by the year-end financial statements for any award to be earned.

If the minimum performance threshold is met, the Company performance measures are comprised and weighted as follows: 1) Pre-bonus EBITDAP 40%; 2) Sales, including vendor direct arrangements 40%; and 3) Expense Ratio 20%. These measures are actual compared to budget as measured by the year-end financial statements.

The award for the Company performance component may range from 50% at the minimum performance threshold up to a maximum of 150% of target, depending upon actual results compared to budget.

VI.      Payment of Awards

An officer’s award for a Plan year shall be paid only upon attainment of the Company performance goals and review and approval by the Compensation Committee, in the case of officers other than the CEO, or the Board, in the case of the CEO. Actual results as reflected by the year-end financial statements will be measured against the budget approved by the Board. An officer’s award shall be paid in a lump sum payment as soon as administratively practicable, subject to Compensation Committee or Board approval as applicable to the end of the Plan year, but in no event later than December 31 immediately following the end of the Plan year to which such award relates. Any officer who is eligible to participate in the Company’s deferred compensation plan (the “DCP II”) may elect to defer part or all of such award in accordance with the deferral election rules of the DCP II.

VII. Termination of Employment

If an officer terminates employment with the Company for any reason at any time prior to the actual payment of the officer’s award, the officer will cease to be eligible for payment of the award for the Plan year. However, if an officer terminates due to death or disability prior to the end of the Plan year and payment of the award, an officer and his/her heir(s) will be eligible to receive a prorated payment based on length of employment during the Plan year. For purposes of this Plan, disability is as defined under the terms of the Cash Balance Plan.

VIII.    Recoupment Policy

The Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an officer to the extent that: (a) the amount of the incentive compensation was calculated based upon the achievement of certain financial results that subsequently are reduced due to a restatement; (b) the Board or an appropriate committee determines that the officer engaged in any fraud or willful misconduct that caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded; provided that the Company will not seek to recover bonuses or incentive compensation paid more than three years prior to the date the applicable restatement is disclosed.

IX. No Right to Continued Employment

Nothing in the Plan shall confer upon any officer any right to continue in the employment of the Company or shall interfere with or restrict in any way the right of the Company to discharge an officer at any time for any reason, with or without cause.

X.	Additional Provisions

a.	Decisions concerning administration of the Plan are subject to the review and approval of the Compensation Committee.

b.	Unified reserves the right to amend, modify, suspend, or terminate the Plan at any time with or without prior notice.

c.	The entitlement to an award is not absolute or guaranteed and no contractual relationship is created or intended by this Plan. Furthermore, an award granted to an officer for one Plan year does not guarantee an award grant to the same officer in any subsequent Plan years.

d.	Subject to the Recoupment Policy, if there is a restatement of Unified’s financial statements subsequent to the payment of an award, than there shall be no change to the previously paid award.

e.	The grant of an award and fulfillment of Company financial results that indicate that an award should be paid are not a guarantee the Compensation Committee or the Board, as the case may be, will approve payment of an award. All payments on account of awards to participants under the Plan are subject to the discretion of the Compensation Committee and the Board.